Exhibit E

AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D/A is being filed on behalf of each of the undersigned.

VENROCK ASSOCIATES

by a General Partner

VENROCK ASSOCIATES III, L.P.,

by its General Partner, Venrock Management III LLC

VENROCK ENTREPRENEURS FUND III, L.P.

by its General Partner, VEF Management III LLC

By:	/s/ Bryan E. Roberts
Name: Bryan E. Roberts
Title: As a General Partner or Member